STOCK PURCHASE AGREEMENT

By and Between

GENERAL COMPONENTS, INC.

and

GENERAL COMPONENTS INTERNATIONAL LTD.

Dated as of December 22, 2006

STOCK PURCHASE AGREEMENT, dated as of December 22, 2006, between and between General Components, Inc., a company formed under the laws of Nevada (the “Seller”) and General Components International Ltd., a company formed under the laws of the British Virgin Islands (the “Buyer”).

W I T N E S S E T H:

WHEREAS, the Seller own 100.0% of the issued and outstanding shares (the “Shares”) of common stock, $0.01 par value per share (the “Common Stock”), of General Components, Inc., a company formed under the laws of the Cayman Islands (the “Company”); and

WHEREAS, the Company has three wholly-owned subsidiaries, General Components Inc., a New Jersey corporation, General Components Limited, a Hong Kong limited company and General Components, Inc., a Chinese company (the “Subsidiaries”); and

WHEREAS, the Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, the Shares, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Buyer and the Seller hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1

Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Buyer” has the meaning specified in the recitals to this Agreement.

“Closing” has the meaning specified in Section 2.03.

“Closing Date” has the meaning specified in Section 2.03.

“Common Stock” has the meaning specified in the recitals to this Agreement.

“Company” has the meaning specified in the recitals to this Agreement.

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Encumbrance” means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Governmental Authority” means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or un-matured or determined or determinable, including, without limitation, those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Loss” has the meaning specified in Section 7.01.

“Material Adverse Effect” means any circumstance, change in, or effect on the business of the Company that, individually or in the aggregate with any other circumstances, changes in, or effects on, the business of the Company: (a) is, or could be, materially adverse to the business, operations, assets or Liabilities, employee relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the Company or (b) could adversely affect the ability of the Buyer or the Company to operate or conduct any lawful business.  With respect to Section 3.03 only, “Material Adverse Effect” means any circumstance, change in, or effect on the business of the Seller that, individually or in the aggregate, could adversely affect the ability of the Seller to authorize, execute or perform under this Agreement.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Purchase Price” has the meaning specified in Section 2.02.

“SEC” has the meaning specified in Section 3.07.

“Seller” has the meaning specified in the recitals to this Agreement.

“Subsidiaries” has the meaning specified in the recitals to this Agreement.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

ARTICLE II

PURCHASE AND SALE

SECTION 2.1

Purchase and Sale of the Shares.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell to the Buyer, and the Buyer shall purchase from the Seller, free and clear of any Encumbrance the, Shares constituting 100.0% of the Company’s outstanding capital stock.

SECTION 2.2

Purchase Price.  The total purchase price for the Shares shall be one dollar (the “Purchase Price”).

SECTION 2.3

Closing.  Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York at 10:00 A.M. New York time two business days following satisfaction or waiver of all conditions to the obligations of the parties set forth in Article VI, or at such other place or at such other time or on such other date as the Seller and the Buyer may agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

SECTION 2.4

Closing Deliveries by the Seller.  At the Closing, the Seller shall deliver or cause to be delivered to the Buyer:

(a)

stock certificates evidencing the Shares, duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form satisfactory to the Buyer and with all required stock transfer tax stamps affixed;

(b)

a receipt for the Purchase Price; and

(c)

the opinions, certificates and other documents required to be delivered pursuant to Section 8.02.

SECTION 2.5

Closing Deliveries by the Buyer.  At the Closing, the Buyer shall deliver to the Seller:

(a)

the Purchase Price; and

(b)

the opinions, certificates and other documents required to be delivered pursuant to Section 8.01.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE SELLER

As an inducement to the Buyer to enter into this Agreement, the Seller hereby represents and warrants to the Buyer as follows:

SECTION 3.1

Organization, Authority and Qualification of the Seller.  The Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority to execute, deliver, and perform this Agreement. The Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary.  The execution, delivery, and performance of this Agreement by the Seller, have been duly authorized by all requisite action on the part of the Seller.  This Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

SECTION 3.2

Title to the Shares, etc.  The Seller has good and marketable title to the Shares, free and clear of any Encumbrance.  The Shares have been legally and validly issued are fully paid and nonassessable.  Except pursuant to this Agreement, the Seller has no agreement, arrangement, or understanding with respect to the Shares or the Seller’s ownership thereof.

SECTION 3.3

Ownership of Subsidiaries.  The Company owns, free and clear of any Encumbrance, 100% of all of the Subsidiaries’ outstanding ownership interests and, directly or indirectly, such Subsidiaries’tangible and intangible assets, brand names, trademarks, distribution networks, patents, technology, receivables, inventory and/or contracts.

SECTION 3.4

No Seller Conflict.  The execution, delivery and performance of this Agreement by the Seller do not and will not (a) violate, conflict with or result in the breach of any provision of the organizational documents of the Seller, (b) conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to the Seller or any of its assets, properties, or business, or require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares or on any of the assets or properties of the Seller.

SECTION 3.5

Organization, Authority and Qualification of the Company.  The Company is a company duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated, or leased by it.  All corporate actions taken by the Company have been duly authorized, and the Company has not taken any action that in any respect conflicts with, constitutes a default under, or results in a violation of any provision of its organizational documents.

SECTION 3.6

Capital Stock of the Company; Ownership of the Shares.  i) The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock.  As of the date hereof, 12,963,401 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable. None of the issued and outstanding shares of Common Stock was issued in violation of any preemptive rights.  There are no options, warrants, convertible securities or other rights, agreements, arrangements, or commitments of any character relating to unissued capital stock of the Company or obligating any Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company.  There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Common Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.  The Company has not taken any action in respect of any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution, or liquidation, except as contemplated by this Agreement.  The Shares constitute 100.0% of the issued and outstanding capital stock of the Company, and, upon consummation of the transactions contemplated by this Agreement and registration of the Shares in the name of the Buyer in the stock records of the Company, the Buyer, assuming it shall have purchased the Shares for value in good faith and without notice of any adverse claim, will own 100.0% of the issued and outstanding capital stock of the Company. Upon consummation of the transactions contemplated by this Agreement, the Shares will be fully paid and nonassessable.

(b)

The stock register of the Company accurately records: (i) the name and address of each Person owning shares of capital stock of the Company and (ii) the certificate number of each certificate evidencing shares of capital stock issued by the Company, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

SECTION 0.2

Corporate Books and Records.  The minute books of the Company contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, Board of Directors and all committees of the Board of Directors of the Company. Complete and accurate copies of all such minute books and of the stock register of the Company have been provided by the Company to the Buyer.

SECTION 0.3

Full Disclosure.  The Seller are not aware of any facts pertaining to the Company that affect adversely the Company or which are likely in the future to affect the Company adversely, except as disclosed in this Agreement or otherwise known to the Buyer.  No representation or warranty of the Seller in this Agreement or any statement or certificate furnished or to be furnished to the Buyer pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

SECTION 0.4

Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller

ARTICLE I

REPRESENTATIONS AND WARRANTIES
OF THE BUYER

As an inducement to the Seller to enter into this Agreement, the Buyer hereby represents and warrants to the Seller as follows:

SECTION 1.1

Organization and Authority of the Buyer.  The Buyer is a company duly organized, validly existing, and in good standing under the laws of the British Virgin Islands and has all necessary corporate power and authority to execute, deliver, and perform this Agreement.  The execution, delivery, and performance of this Agreement has been duly authorized by all requisite action on the part of the Buyer.  This Agreement shall have been duly executed and delivered by the Buyer, and (assuming due authorization, execution, and delivery by each other party thereto) constitutes a legal, valid, and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms.

SECTION 1.2

No Conflict.  The execution, delivery and performance of this Agreement by the Buyer do not and will not (a) violate, conflict with or result in the breach of any provision of the charter, bylaws, or similar organizational documents of the Buyer, (b) conflict with or violate any Law or Governmental Order applicable to the Buyer or require any consent, approval, authorization, or other order of, action by, filing with, or notification to any Governmental Authority, or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse or time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Buyer that would have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement.

SECTION 1.3

Investment Purpose.  The Buyer is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

SECTION 1.4

Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

ARTICLE II

ADDITIONAL AGREEMENTS

SECTION 2.1

Conduct of Business Prior to the Closing.  The Seller covenants and agrees, that, between the date hereof and the time of the Closing, the Company shall not conduct any business, except to consummate the transactions contemplated by this Agreement or as required to comply with applicable law, rule or regulation.  Without limitation, since September 30, 2006:

(a)

except to consummate the transactions contemplated by the Agreement, the Company has not incurred and shall not incur any liability or commitment or any contingent liability or commitment (whether due before or after the Closing) or become party to any agreement; and

(b)

the Company has not issued and shall not issue prior to the Closing or the termination of this Agreement any capital stock.

SECTION 2.2

Brand Name Usage.  The Seller hereby grants the Buyer the right to use the name “General Components” (the “Brand Name”) in its ordinary course of business.  The Seller acknowledges that it intends to change its corporate name as soon as practically feasible, but until such time as the name change is effected, the Seller may use the Brand Name solely as its corporate name.  Notwithstanding the foregoing, the Seller agrees that it will not use the Brand Name on any of its products or services.

SECTION 2.3

Non-Solicitation; Confidentiality; Cooperation. Until the Closing or termination of this Agreement,

(a)

 the Seller will not transfer any of the Shares, or any interest therein, or engage in any discussion either directly or indirectly with any third party with regard thereto, other than as necessary for consummating the transactions contemplated by this Agreement;

(b)

none of the Seller or Buyer will disclose, and Seller will cause the Company to not disclose, the existence of this Agreement, or the subject matter thereof, other than as necessary for consummating the transactions contemplated by this Agreement or as required by applicable law, rule, regulation, regulatory inquiry or other judicial process;

(c)

Seller will cooperate and cause the Company and its professionals to cooperate with Buyer to facilitate Buyer’s legal, financial, and operational due diligence of the Company; and

(d)

Each of the parties shall use reasonable efforts to cause the satisfaction of the conditions to the obligation of the other parties to consummate the transactions contemplated by this Agreement and otherwise to cause the Closing to occur, including in making all required filings with or obtaining any approval from all required Government Authorities and notices to or obtaining required consents of other third parties.

ARTICLE III

CONDITIONS TO CLOSING

SECTION 3.1

Conditions to Obligations of the Seller.  The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)

Representations, Warranties and Covenants. The representations and warranties of the Buyer contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing Date; the Buyer shall have performed all obligations under this Agreement required to be performed by it as of the Closing; and the Seller shall have received a certificate from the Buyer to such effect signed by a duly authorized officer thereof;

(b)

No Proceeding or Litigation. No Action. shall have been commenced by or before any Governmental Authority against any Seller, the Company, or the Buyer, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement that, in the reasonable, good faith determination of the Seller, is likely to render it impossible or unlawful to consummate such transactions.

(c)

Resolutions. The Seller shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of the Buyer, of the resolutions duly and validly adopted by the Board of Directors of the Buyer evidencing its authorization of the execution, delivery, and performance of this Agreement.

SECTION 3.2

Conditions to Obligations of the Buyer.  The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)

Representations, Warranties, and Covenants.  The representations and warranties of the Seller contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing with the same force and effect as if made as of the Closing; the Seller and the Company shall have performed all obligations under this Agreement required to be performed by it as of the Closing; and the Buyer shall have received a certificate of the Seller and the Company to such effect signed by a duly authorized officer thereof.

(b)

No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against any Seller, the Company, or the Buyer, seeking to restrain or materially and adversely alter the transactions contemplated hereby which the Buyer believes, in its reasonable, good faith determination, is likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement or that could have a Material Adverse Effect.

(c)

Resolutions of the Seller. The Buyer shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of the Seller, of the resolutions duly and validly adopted by the Board of Directors of such Seller evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(d)

Consents and Approvals.  The Buyer, the Company, and the Seller shall have received or made, each in form and substance satisfactory to the Buyer in its reasonable, good faith determination all required filings and approvals from all Government Authorities and notices to or required consents of any other third parties that the Buyer shall deem appropriate for the consummation of the transactions contemplated by this Agreement.

(e)

Resignations.  The Buyer shall have received the resignations, effective as of the Closing, of all the directors and officers of the Company, except for such persons as Buyer shall have designated, and such persons as Buyer shall have designated shall have been elected as directors and officers of the Company, to be effective as of the Closing.

(f)

Organizational Documents.  The Buyer shall have received a copy of (i) the Memorandum and Articles of Association, as amended (or similar organizational documents), of the Company and accompanied by a certificate of the Secretary or Assistant Secretary of such entity, dated as of the Closing Date, stating that no amendments have been made to such Memorandum and Articles of Association (or similar organizational documents) since such date, and (ii) the Bye-laws (or similar organizational documents) of the Company, certified by the Secretary or Assistant Secretary of such entity;

(g)

Minute Books. The Buyer shall have received a copy of the minute books and stock register of the Company, certified by a Secretary or Assistant Secretary of the Company as of the Closing Date;

(h)

Good Standing; Qualification to Do Business. The Company shall use its reasonable best efforts to obtain good standing certificates for the Company from the responsible official of the jurisdiction in which such entity is incorporated or organized and from the responsible official in each other jurisdiction in which the properties owned or leased by the Company, or the operation of its business in such jurisdiction, requires the Company to qualify to do business as a foreign corporation, in each case dated not more than 30 days after the Closing Date.

SECTION 3.3

No Material Adverse Effect.  No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or could have, a Material Adverse Effect.

ARTICLE IV

NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES

SECTION 4.1

No Survival.  The representations and warranties of the parties contained in this Agreement shall not survive the Closing.

SECTION 4.2

Shares Sold “As Is”.  THE COMPANY IS BEING SOLD TO THE BUYER ON AN “AS IS” BASIS.  ACCORDINGLY, THE BUYER HAS SATISFIED ITSELF AS TO THE BUSINESS AND OPERATIONS OF THE COMPANY AND HEREBY WAIVES AND FORGOES ANY AND ALL CLAIMS AGAINST THE SELLER RELATING TO THE SUBJECT MATTER HEREOF.

ARTICLE V

TERMINATION AND WAIVER

SECTION 5.1

Termination.  Without limiting any other remedy available to any party, this Agreement may be terminated at any time prior to the Closing:

(a)

by the Buyer, if there shall be or have been any breach of any representation, warranty, or covenant made in this Agreement by any Seller or any condition in Section 6.02 shall not have been satisfied as of the Closing;

(b)

by the Seller if there shall be or have been any breach of any representation, warranty, or covenant made in this Agreement by the Buyer or any condition in Section 6.01 shall not have been satisfied as of the Closing;

(c)

by either party not at fault, if the Closing shall not have occurred by December 31, 2006.

SECTION 5.2

Effect of Termination.  If this Agreement is terminated, no party will have any liability or further obligation to any other party to the Agreement, except for any liability arising out of any knowing, willful or fraudulent breach of this Agreement prior to such termination.

ARTICLE VI

GENERAL PROVISIONS

SECTION 6.1

Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 6.2

Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02) :

(a)

if to the Seller:

General Components, Inc.

Suite 1503, Sino Plaza

Causeway Bay

Hong Kong

with a copy to:

Loeb & Loeb, LLP
345 Park Avenue
New York, NY  10154
Fax:212-407-4990
Attention: Mitchell Nussbaum, Esq.

(b)

if to the Buyer:

General Components International Ltd.
Suite 2021, 20/F, Two Pacific Place
88 Queensway
Hong Kong
Attention: LI Ji, Director

SECTION 6.3

Public Announcements.  No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

SECTION 6.4

Headings.  The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 6.5

Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 6.6

Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Seller and the Buyer with respect to the subject matter hereof and thereof.

SECTION 6.7

Assignment.  This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Seller and the Buyer (which consent may be granted or withheld in the sole discretion of the Seller or the Buyer); provided, however, that the Buyer may assign this Agreement to an Affiliate of the Buyer without the consent of the Seller provided that any such assignee shall become a party to this Agreement and make the representations of the Buyer contained herein on or prior to the effective date of such assignment.

SECTION 6.8

No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 6.9

Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of the parties hereto.

SECTION 6.10

Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts negotiated, executed, and to be performed entirely in that state by residents thereof.

SECTION 6.11

Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 6.12

Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

IN WITNESS WHEREOF, the Seller and the Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GENERAL COMPONENTS, INC.

By

Name:

Title:

GENERAL COMPONENTS INTERNATIONAL LTD.

By

Name:

Title:

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